SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 29, 2006

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SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-31323	52-2258371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 W. Jackson, Ozark, Missouri 65721

(Address of principal executive offices) (Zip Code)

417/883-4549

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 29, 2006, we received a notice from the American Stock Exchange informing us that we do not meet the exchange’s continued listing standards. In the opinion of Amex, we are not in compliance with requirements of Sections 1003(a)(ii) and 1003(a)(iii) of the Amex Company Guide. Pursuant to these sections, Amex will typically commence a delisting process for a company that has (a) stockholders’ equity of less than $4 million if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years or (b) stockholders’ equity of less than $6 million if the company has sustained losses from continuing operations or net losses in its five most recent fiscal years.

To maintain our listing on Amex, we must submit a plan by September 27, 2006 advising Amex of action we have taken, or will take, that would bring us into compliance with the continued listing standards within a maximum of 18 months following our receipt of the notice. The plan would be required to include specific milestones, quarterly financial projections, and details related to any strategic initiatives we plan to complete. If the plan is accepted, we may be able to continue our listing on Amex during the plan period of up to 18 months.

We have not yet decided whether we will submit such a plan to Amex. If we do not submit a plan, or if we submit a plan that is not accepted by Amex, we could be subject to delisting proceedings. If our common stock is delisted from Amex, we would expect it to be quoted on the Nasdaq OTC Bulletin Board, subject to application for such quotation being made by a market maker that elects to make a market in our common stock, or on the Pink Sheets.

Attached as an exhibit to this report is a copy of our press release, dated September 1, 2006, announcing the receipt of this notice from Amex.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.

Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

SLS INTERNATIONAL, INC.
(Registrant)
By	/s/ MICHAEL L. MAPLES
Michael L. Maples
Chief Financial Officer (Principal Financial Officer)

Dated: September 1, 2006

SLS INTERNATIONAL, INC.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 1, 2006